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                                   Exhibit 5.1


                      Paul, Hastings, Janofsky & Walker LLP
                        695 Town Center Drive, 17th Floor
                            Costa Mesa, CA 92626-1924



August 21, 2006


Hines Horticulture, Inc.
12621 Jeffrey Road
Irvine, CA  92620

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Hines Horticulture, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 to be filed by the Company on or about August 21, 2006 (the "Registration Statement") to effect registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), to be issued and sold pursuant to the Hines Horticulture, Inc. Amended and Restated 1998 Long-Term Equity Incentive Plan, as amended (the "Plan"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. As to all questions of fact material to this opinion, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, we are of the opinion that the 1,000,000 shares of Common Stock, which are to be registered under the Registration Statement and that may be issued and sold pursuant to the Plan, will be, when issued and sold in accordance with the Plan, duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement.

Very truly yours,


/s/ Paul, Hastings, Janofsky & Walker LLP